Exhibit 99.1

USG Announces Executive Organizational Changes to Support Growth Plan

Griffin, Chief Operating Officer; Scanlon, SVP and President, International

CHICAGO--(BUSINESS WIRE)--September 18, 2013--USG Corporation (NYSE:USG), a leading building products company, today announced two executive organizational changes effective October 1st. Christopher R. Griffin, previously Executive Vice President, Operations is appointed Executive Vice President and Chief Operating Officer, USG Corporation. Jennifer F. Scanlon, previously Vice President, USG Corporation and President, International, is appointed Senior Vice President, USG Corporation and President, International. Mr. Griffin and Ms. Scanlon will report to James S. Metcalf, Chairman, President and CEO.

“Chris is an exceptionally strong leader with a deep knowledge of our industry and excellent relationships with our customers,” said James S. Metcalf, Chairman, President and CEO. “He has been instrumental in successfully implementing USG’s strategy and positioning the company to take advantage of the anticipated recovery in North American housing and construction markets.

“Jenny has done an outstanding job identifying international growth opportunities that will facilitate our goal of diversifying USG’s earnings,” Metcalf continued. “I am confident that our new operations in India and Oman, our joint venture in China, and our other international operations will continue to thrive under Jenny’s leadership.”

Since joining the company in 1997, Mr. Griffin has had responsibility for a variety of functions and departments, including sales, product management, marketing and international operations. He has more than 28 years of experience in the building materials industry.

Ms. Scanlon joined USG in 2003 as the Director of Supply Chain Management and Customer Relationship Management Strategy. In 2007, she assumed responsibility for the company’s Information Technology strategy and operations until 2010, when she was appointed Vice President, International.

“These organizational changes will facilitate the continued implementation of USG’s Plan to Win: Strengthening our core manufacturing and distribution businesses in North America and Diversifying the sources of our earnings, as we continue to Differentiate USG through innovation,” said Metcalf. “We remain confident that this is the right strategy and that we have the right resources and people to successfully implement the strategy.”

About USG

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the commercial, residential, and repair and remodel construction markets. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG website at www.usg.com.

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USG Corporation
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